SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2008, by and among the purchasers identified on Schedule I hereto (collectively, the “Purchasers”) and Fortissimo Capital Fund (Israel) LP, (“Fortissimo”).

W I T N E S S E T H:

WHEREAS, Affiliates of Fortissimo and Fortissimo and certain Affiliates of the Purchasers entered into a securities purchase agreement, dated March 27, 2008 (the “SPA”), with respect to the purchase of certain of Fortissimo’s holdings in Nur Macroprinters Ltd., a company organized under the laws of the State of Israel (“Nur”); and

WHEREAS, the transaction pursuant to the SPA triggers a co-sale right (the “Co-Sale Right”), pursuant to a term sheet entered into among certain banks and Fortissimo, dated September 12, 2005 (the “Term Sheet”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the SPA, the Purchasers undertook to Fortissimo and certain of its Affiliates in a letter attached hereto as Exhibit A (the “Co-Sale Letter Agreement”), to purchase from Fortissimo and such Affiliates, at a price of $0.435 per warrant, warrants to purchase up to 8,000,000 ordinary shares, par value NIS 1.00 per share, of Nur (“Shares”) that it may purchase from the Banks pursuant to the Co-Sale Right; and

WHEREAS, concurrently with the execution of this Agreement, Fortissimo has signed an agreement to purchase (the “Bank SPA”) (i) from Bank Hapoalim Ltd. (“BH”) warrants to purchase 4,263,396 Shares at an exercise price of $0.35 per share (the “BH Warrants”), and (ii) from Israel Discount Bank Ltd. (“IDB” and, together with BH, the “Banks”) warrants to purchase 820,275 Shares at an exercise price of $0.35 per share (the “IDB Warrants”, and collectively with the BH Warrants are referred to herein as the “Warrants”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchasers shall purchase from Fortissimo, and Fortissimo shall sell to the Purchasers, the Warrants.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fortissimo and the Purchasers agree as follows:

SECTION 1. DEFINITIONS

All capitalized terms used herein and not otherwise defined, shall have the meaning attributed to such terms in the SPA.

SECTION 2. PURCHASE AND SALE OF SECURITIES

Purchase and Sale of the Securities.

(a) Subject to the terms and conditions set forth in this Agreement and in reliance upon each party’s representations set forth below, on the Closing Date, Fortissimo shall sell to the Purchasers, and the Purchasers shall purchase from Fortissimo, the Warrants pursuant to the allocations set forth on Schedule I hereto. Each of the Purchasers shall transfer to Fortissimo, or upon Fortissimo’s written instructions, shall transfer to BH and IDB on behalf of Fortissimo, the amounts set forth on Schedule I attached hereto in exchange for the number of Warrants set forth next to each Purchaser’s name. For the avoidance of doubt, any deficiency in the amount payable by the Purchasers pursuant to the Co-Sale Letter Agreement and the consideration paid for the Warrants by Fortissimo to the Banks, shall be borne by Fortissimo. The obligations of the respective Purchasers under this Agreement shall be several and not joint.

(b) Any amounts payable to the Banks, including but not limited to, payments upon release of the HP Escrow shall be the sole responsibility and obligation of Fortissimo.

(c)  Fortissimo shall have received from the Banks representations and warranties with respect to the securities being transferred, similar to those that it provided to the Purchasers in the SPA.

(d)  This Agreement shall not confer any rights or remedies with respect to the sale of the Warrants or otherwise, upon the Banks or any other person other than the parties hereto.

SECTION 3. CLOSING

(a)  The closing of the sale and purchase of the Warrants (the “Closing”) shall take place on May 1, 2008, subject to the consummation of the sale of the Warrants to Fortissimo pursuant to the Bank SPA(the “Closing Date”), at the offices of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Law Offices.

(b) Fortissimo Deliverables. At the Closing, Fortissimo shall deliver or shall cause to be delivered to the Purchasers (A) original certificates evidencing the Warrants, (B) original instruments of sale, transfer, conveyance and assignment from Fortissimo to the Purchasers as the Purchasers may reasonably request, (C) original instruments of sale, transfer, conveyance and assignment from the Banks to Fortissimo as the Purchasers may reasonably request and (D) a copy of the fully executed Bank SPA.

(c) Purchaser Deliverables. At the Closing, the Purchasers shall transfer or cause to be transferred an aggregate of $2,211,397, to Fortissimo or directly to the Banks on behalf of Fortissimo, as set forth on Schedule I.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF FORTISSIMO

Fortissimo hereby represents and warrants to the Purchasers as of the date hereof and the Closing Date, as follows:

4.1 Organization; Authorization; Enforcement. Fortissimo has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery by Fortissimo of this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Fortissimo and no further action is required by Fortissimo. This Agreement has been duly executed by Fortissimo and constitutes the valid and legally binding obligation of Fortissimo, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

4.2 Ownership of Securities. Fortissimo (i) is the sole record owner and legal owner of the Warrants set forth opposite Fortissimo’s name on Schedule I, (ii) has good, valid and marketable title to such Warrants free and clear of all Encumbrances and (iii) is conveying such Warrants to the Purchasers free and clear of all Encumbrances that it may have created or suffered to exist. Fortissimo has neither previously sold, assigned, conveyed, transferred or otherwise disposed of, in whole or in part, any of the Warrants or any rights thereunder, nor is Fortissimo party to any agreement other than this Agreement to sell, assign, convey, transfer or otherwise dispose of, in whole or in part, any of the Warrants or any rights thereunder. Fortissimo has no reason to believe that the Warrants have not been duly and validly issued. When delivered to the Purchasers pursuant to the terms hereof, the Warrants shall be fully paid and nonassessable, free and clear of all Encumbrances. Fortissimo has delivered to the Purchasers true and complete copies of the Warrants.

4.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any (A) statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Fortissimo is subject or (B) any provision of Fortissimo’s organizational documents (each as amended through the date hereof) or (ii) require any notice or consent under, any agreement to which Fortissimo is a party or by which Fortissimo is bound or to which the Warrants are or may be bound or affected or result in the imposition of any Encumbrance upon the Warrants. Specifically, no Person has a right to sell any securities of the Company in connection with the sale of any of the Warrants, and if any Person has, or claims to have, such a right, it shall be the sole obligation of Fortissimo.

4.4 Governmental Consents. Fortissimo is not required to give any notice to, make any filings with, or obtain any authorization of any Governmental Authority in order for the parties to execute, deliver or consummate the transactions contemplated by this Agreement.

4.5 Exempt Offering. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 5.2, the offer and sale of the Warrants as contemplated hereby are, to the best knowledge of Fortissimo, exempt from the registration requirements of the Securities Act. Neither Fortissimo nor any Person acting on its behalf has taken or is, to the knowledge of Fortissimo, contemplating taking any action which could subject the offering or sale of such Warrants to the registration requirements of the Securities Act. Neither Fortissimo, nor any of its Affiliates, nor any Person acting on their behalf, has engaged, nor will they engage, in any “direct selling efforts” (within the meaning ascribed to such term in Regulation S promulgated under the Securities Act (“Regulation S”)) with respect to the sale of the Warrants. The sale of the Warrants by Fortissimo is not part of a plan or scheme to evade the registration requirements of the Securities Act.

4.6 Fees. No fees or commissions will be payable by the Purchasers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Fortissimo.

4.7 Adequacy of Consideration. Fortissimo is aware that the Purchasers in the future may generate greater value with respect to its Warrants than Fortissimo will receive for such Warrants pursuant to this Agreement, especially since the Purchasers will become the members of the controlling group of the Company. Fortissimo is also aware that the Purchasers may purchase securities of the Company from other shareholders of the Company, including large shareholders, either alone or together with other purchasers, for consideration that may exceed the consideration payable pursuant to this Agreement and/or pursuant to other terms and conditions that may be more favorable to the sellers than the terms and conditions of this Agreement. Fortissimo waives any right to receive any consideration for selling its Warrants to the Purchasers (other than the consideration specifically payable pursuant to this Agreement) and waives any possible claim against the Purchasers with respect to the fairness of the consideration payable hereunder.

4.8 No Adverse Information. The sale of the Warrants pursuant hereto is not prompted by any adverse information concerning the Company that has not been publicly disclosed by the Company.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally but not jointly, hereby represents and warrants to Fortissimo, as of the date hereof and the Closing Date, as follows:

5.1 Authorization; Enforcement. This Agreement has been duly executed by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.2 Exempt Offering.

(a) Such Purchaser understands and agrees that the Warrants have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Such Purchaser warrants that neither it nor any of its Affiliates nor any Person acting on their behalf has offered or sold, or will offer or sell, any Securities except in an “offshore transaction” in accordance with Regulation S or otherwise pursuant to an exemption from the Securities Act.

(b) No Persons acting on behalf of such Purchaser or any of its Affiliates has engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) with respect to the Warrants.

(c) Such Purchaser is an experienced investor and is purchasing the Warrants for the purpose of investment for its own account and not with a view to distribution or resale, directly or indirectly, to United States persons, in the United States or otherwise in violation of the United States securities laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Warrants in compliance with applicable securities laws. Such Purchaser is not located in the United States and is not a “U.S. person” (as defined in Regulation S).

(d) The contemplated purchase of the Warrants is not part of a plan or scheme to evade the registration provisions of the Securities Act.

5.3 Fees. No fees or commissions will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Purchaser.

5.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which such Purchaser is subject or (ii) require any notice or consent under, any agreement to which such Purchaser is a party or by which such Purchaser is bound.

SECTION 6. WITHHOLDING TAX

Each of the Purchasers shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld from any payment pursuant to this Agreement under any applicable law or regulation, provided, however, that if Fortissimo obtains a tax ruling and/or exemption from any applicable Governmental Authority in a form reasonably satisfactory to each Purchaser, deduction and withholding of any amounts under the tax laws of such Governmental Authority’s jurisdiction shall be made in accordance with the provisions of such ruling and/or exemption. To the extent that amounts are so withheld by the Purchasers, such withheld amounts (i) shall be remitted by the Purchasers to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to Fortissimo in respect of which such deduction and withholding was made by the Purchasers. In the event that Fortissimo directs the Purchasers to transfer the consideration payable hereunder to the Banks directly, then, in addition to an exemption relating to Fortissimo, Fortissimo shall provide to the Purchasers an exemption from any applicable Governmental Authority in a form reasonably satisfactory to the Purchasers from each of the Banks, so that the Purchasers will not be required to deduct or withhold any amounts under the tax laws of such Governmental Authority’s jurisdiction.

SECTION 7. INDEMNIFICATION

All provisions under the Section entitled “Indemnification” in the SPA shall apply to this Agreement, mutatis mutandis.

SECTION 8. DISPUTE RESOLUTION

Any dispute arising out of or relating to this agreement shall be resolved by the parties hereto, in accordance with the procedures specified in Section 9 to the SPA, mutatis mutandis.

SECTION 9.  MISCELLANEOUS

All provisions under the Section entitled “Miscellaneous” in the SPA shall apply to this agreement, mutatis mutandis.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF the parties have signed this Securities Purchase Agreement as of the date first hereinabove set forth.

FORTISSIMO CAPITAL FUND (ISRAEL), LP
By FORTISSIMO CAPITAL FUND GP, L.P.
Its General Partner
By FORTISSIMO CAPITAL (GP) MANAGEMENT LTD.
Its General Partner

By:    /s/ Yuval Cohen
Name: Yuval Cohen
Title: Director

BONSTAR INVESTMENTS LTD.

By:   /s/ Joseph Mor
Name: Joseph Mor
Title: Director

   /s/ Shlomo Nechama
Shlomo Nechama

Schedule I

Schedule I - Purchasers, Warrants and Amounts

	No. of Warrants			If Transferred to the Banks
Purchasers	BH Warrants	IDB Warrants	Total	BH	IDB	If Transferred to Fortissimo

Shlomo Nechama	3,553,143	683,623	4,236,766	$1,545,617	$297,376	$1,842,993
Bonstar Investments Ltd.	710,253	136,652	846,906	$308,960	$59,444	$368,404

Total	4,263,396	820,275	5,083,671	$1,854,577	$356,820	$2,211,397